Nature's Sunshine Appoints Ruth Perkins as Executive Vice President and Chief Financial Officer
LEHI, Utah, August 6, 2026 – Nature’s Sunshine Products, Inc. (NASDAQ: NATR), a global leader in manufacturing and marketing high-quality herbal and nutritional supplements, today announced the appointment of Ruth Perkins as Executive Vice President and Chief Financial Officer, effective September 1, 2026. Perkins will serve as a member of the Company’s Growth Leadership Team and will be responsible for leading Nature’s Sunshine’s global finance organization, including financial planning and analysis, accounting, treasury, tax, internal audit, investor relations, and financial reporting.
Perkins brings more than 20 years of finance leadership experience across global consumer products companies, including The Estée Lauder Companies, PepsiCo, and Ford Motor Company. Most recently, she served as Senior Vice President, Global Value Chain Finance at The Estée Lauder Companies, where she led enterprise-wide financial strategy for the company’s global supply chain and research and development organizations and partnered closely with senior leadership on capital allocation, productivity initiatives, operational transformation, long-range planning, and value creation efforts. Prior to Estée Lauder, Perkins spent nearly 18 years with PepsiCo, where she advanced through a series of finance leadership roles before serving as Vice President, Financial Planning & Analysis for PepsiCo Beverages North America.
“Ruth brings deep financial leadership experience across complex global consumer businesses, with a strong record of helping organizations improve performance, strengthen operational discipline, and make better strategic decisions,” said Ken Romanzi, Chief Executive Officer of Nature’s Sunshine. “Her background in enterprise planning, transformation, supply chain finance, capital allocation, and value creation will be highly relevant as we continue to sharpen our execution and position Nature’s Sunshine for sustainable, profitable growth. Ruth has led finance at the highest levels of two of the world’s premier consumer companies, Estee Lauder and PepsiCo, and that experience will serve Nature’s Sunshine well as we advance our strategy.”
“I am excited to join Nature’s Sunshine at this important point in the Company’s journey,” said Ruth Perkins. “Nature’s Sunshine is a purpose-driven company with a differentiated global platform and meaningful opportunities to create long-term value. I look forward to working with Ken, the Board, and the leadership team to support disciplined execution, strengthen financial performance, and help advance the Company’s strategy for customers, distributors, and shareholders.”
Perkins holds a Master of Business Administration and a Bachelor of Science in Business Management from Brigham Young University.
About Nature’s Sunshine
Nature’s Sunshine Products (Nasdaq: NATR), a global leader in manufacturing and marketing high-quality herbal and nutritional supplements, distributes its products in more than 40 countries worldwide. Additional information about the Company can be obtained at its website, Nature’s Sunshine.
Investor Relations Contact
Gateway Group, Inc.
Cody Slach
(949) 574-3860
NATR@gateway-grp.com
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the anticipated contributions of Perkins, the Company’s growth strategy, financial performance, and long-term value creation. These statements are based on current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially from those described herein. Readers are encouraged to review the Company’s filings with the Securities and Exchange Commission for additional information regarding these and other risks.